Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Earnings for Second Quarter 2013

Positive momentum continues with over $1 billion in loan growth, improved funding costs and strong business performance

BIRMINGHAM, Ala. – (BUSINESS WIRE) – July 23, 2013 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ended June 30, 2013.

Key points:

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Reported net income available to common shareholders of $259 million, as compared to $327 million in the first quarter and $284 million in the second quarter of the prior year. Reported earnings available to common shareholders per diluted share of $0.18.

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Pre-tax pre-provision income[1] from continuing operations totaled $421 million, which included $56 million in costs associated with the early termination of certain debt and preferred securities. Excluding these costs and securities gains, pre-tax pre-provision income[1] increased 6 percent from the previous quarter.

•	Net interest income totaled $808 million, up $10 million from the prior quarter

•	Net interest margin was 3.16 percent, an improvement of 3 basis points from the prior quarter

•	Non-interest revenue totaled $497 million, down 1 percent from the prior quarter

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Non-interest expenses totaled $884 million; excluding costs associated with the early termination of certain debt and preferred securities[1], non-interest expenses declined 2 percent from the prior quarter

•	Balance sheet improvement highlighted by loan growth

•	Total ending loans rose $1.1 billion linked quarter or 1.4 percent. Total new loan production was $8 billion, an increase of 23 percent linked quarter and 14 percent year over year.

•	Total business lending, which includes commercial and investor real estate portfolios, increased 2 percent linked quarter, led by commercial and industrial loans, which grew 5 percent

•	Total consumer loans were flat linked quarter, with growth in indirect auto, credit card and other consumer loans offset by a decline in residential mortgage and home equity lending

•	Funding mix continued to improve as average time deposits declined $1.5 billion

•	Deposit costs declined to 15 basis points, down 3 basis points from the first quarter, and total funding costs were down 5 basis points linked quarter to 40 basis points

•	Asset quality continues to improve

•	Net charge-offs of $144 million, or 77 basis points, were down linked quarter; the loan loss provision of $31 million was $113 million less than net charge-offs

•	Both non-performing assets and non-performing loans decreased 5 percent linked quarter

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Allowance for loan losses as a percentage of loans declined 19 basis points linked quarter to 2.18 percent, while the ratio of allowance for loan losses to non-performing loans decreased one basis point to 1.09x

•	Capital and liquidity positions remain strong

•	Successfully completed several capital plan actions reducing funding costs

•	Solid capital position with an estimated Tier 1 ratio of 11.7 percent and Tier 1 Common ratio[1] of 11.2 percent at June 30, 2013

•	Liquidity position remains solid with a low loan-to-deposit ratio of 81 percent

Highlights	Three Months Ended
(In millions, except per share data)	June 30, 2013	March 31, 2013	June 30, 2012
	Amount	Amount	Amount
Net Income
Net interest income	$808	$798	$838
Securities gains, net	8	15	12
Other non-interest income	489	486	495

Total revenue	1,305	1,299	1,345
Provision for loan losses	31	10	26
Non-interest expense	884	842	842

Pre-tax income	390	447	477
Income tax expense	122	114	126

Income from continuing operations (A)	268	333	351
Income (loss) from discontinued operations, net of tax	(1)	2	4

Net income	267	335	355
Preferred dividends and accretion (B)	8	8	71

Net income available to common shareholders	$259	$327	$284

Income from continuing operations available to common shareholders (A) – (B)	$260	$325	$280

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
	Amount	Amount	Amount
Pre-tax Pre-Provision Income (non-GAAP) [1]
Income from continuing operations available to common shareholders (GAAP) (A) – (B)	$260	$325	$280
Plus: Preferred dividends (GAAP)	8	8	71
Plus: Income tax expense (GAAP)	122	114	126

Pre-tax income from continuing operations (GAAP)	390	447	477
Plus: Provision for loan losses (GAAP)	31	10	26

Pre-tax pre-provision income from continuing operations (non-GAAP) [1]	$421	$457	$503
Plus: Securities gains, net, and other adjustments[1]	48	(15)	(17)

Adjusted pre-tax pre-provision income from continuing operations (non-GAAP) [1]	$469	$442	$486

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Key ratios*
Net interest margin (FTE)	3.16%	3.13%	3.16%
Tier 1 capital*	11.7%	12.4%	11.0%
Tier 1 common* risk-based ratio[1] (non-GAAP)	11.2%	11.2%	10.0%
Tangible common stockholders’ equity to tangible assets[1] (non-GAAP)	8.72%	8.98%	8.04%
Tangible common book value per share[1] (non-GAAP)	$7.11	$7.29	$6.69
Asset quality
Allowance for loan losses as % of net loans	2.18%	2.37%	3.01%
Net charge-offs as % of average net loans~	0.77%	0.99%	1.39%
Non-accrual loans, excluding loans held for sale, as % of loans	2.01%	2.15%	2.51%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale	2.25%	2.41%	3.04%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale[2]	2.68%	2.88%	3.49%

*	Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated
~	Annualized
[1]	Non-GAAP, refer to pages 8 and 16-17 of the financial supplement to this earnings release
[2]	Guaranteed residential first mortgages were excluded from the 90+ past due amounts, refer to pages 11 and 14 of the financial supplement to this earnings release

Positive momentum continues

Regions reported second quarter net income available to common shareholders of $259 million, or $0.18 per diluted share. During the second quarter the company executed several liability management activities that reduced diluted earnings per share by $0.03.

Regions’ performance for the quarter demonstrates that the company’s disciplined focus on identifying and meeting customer needs is resulting in sustainable growth across the franchise. Notably, total ending loan balances were up $1.1 billion linked quarter or 1.4 percent. Overall loan growth reflects slow but steady economic improvement in the company’s core markets as business and consumer deleveraging has slowed and demand for credit has begun to modestly increase. In addition, the company continues to grow organically by expanding the customer base through steady household growth and a disciplined focus on customer service.

“Regions’ positive momentum continued in the second quarter, as evidenced by broad-based loan and customer growth across our franchise with successful execution of key capital plan actions,” said Grayson Hall, chairman, president and CEO. “By continuing to execute on our business priorities, our company is well-positioned to capitalize on opportunities as the economy continues to improve.”

Capital plan actions reduce funding costs, increase return to shareholders

During the second quarter the company began executing various components of its capital plan. These actions improved the company’s financial performance by reducing funding costs, and at the same time, provided higher returns to shareholders through an increase in the dividend and the repurchase of common shares.

In addition to increasing the common dividend from $0.01 per diluted share to $0.03 per diluted share and beginning to execute on the approved share repurchases, this quarter’s capital plan accomplishments included:

•	Redeeming $350 million of 7.75% senior notes

•	Issuing $750 million of 2% senior notes

•	Redeeming $498 million of 6.625% Trust Preferred Securities

•	Redeeming $100 million of 7.75% Union Planters REIT Preferred Stock

Future net income will benefit from lower funding costs due to the redemption of higher cost liabilities that were replaced by lower cost debt. In addition, earnings per diluted share will benefit from the reduced share count. However, certain of these activities reduced second quarter pre-tax net income to common shareholders by $56 million and lowered earnings per diluted share by $0.03.

Loan balances increase

Total ending loan balances were $75 billion, an increase of $1.1 billion or 1.4 percent linked quarter. Loan growth was broad-based among product lines as well as across the company’s geographic footprint as approximately 70 percent of the company’s areas experienced loan growth. Total new loan production for the quarter was $8 billion, an increase of 23 percent linked quarter.

Total business lending, which is made up of commercial loans and investor real estate loans, increased 2.2 percent to $46 billion at quarter end. These loans make up 61 percent of the total loan portfolio. Much of this increase was driven by commercial and industrial loans, which experienced growth for the twelfth straight quarter. Ending loans in this category were up 5 percent compared to the prior quarter, and 11 percent over the same period last year. New loan production in this portfolio increased 36 percent linked quarter to $4 billion as the company experienced pick up in lending to small businesses as well as seasonal growth in demand overall. In addition, total commercial and industrial line commitments grew $2 billion, or 5 percent linked quarter.

The investor real estate portfolio declined during the second quarter; however, this portfolio experienced a more modest rate of decline compared to previous quarters. The pace of de-risking has slowed and has been somewhat offset by new production. Total new and renewed production in this portfolio increased 12 percent from the prior quarter and was driven by lending to well-qualified home builders and developers in select markets. At quarter end, the investor real estate portfolio totaled $7 billion and comprised 9 percent of the total loan portfolio, compared to 12 percent one year ago.

Consumer loans totaled $29 billion on an ending basis and remained flat linked quarter, indicating that consumer deleveraging has begun to subside. Consumer loan production totaled $3 billion in the second quarter, an increase of 12 percent over the prior quarter. Indirect auto loans experienced an increase in ending balances of 9 percent linked quarter. Production in the indirect auto portfolio totaled $508 million during the quarter, an increase of 21 percent linked quarter and 40 percent over the prior year.

Declines in the residential mortgage and home equity portfolios offset the growth in the indirect auto, credit card and other consumer portfolios as consumers continue to pay down real estate debt. However, loan originations for new home purchases were up for the quarter, accounting for almost 53 percent of all mortgage applications, compared to 35 percent last quarter.

Improved funding mix continues to drive deposit costs lower

Average low-cost deposits increased slightly linked quarter, while higher cost time deposits declined 11 percent. This mix shift drove continued improvement in the company’s funding composition, as low-cost deposits as a percentage of total deposits rose to 88 percent, compared to 83 percent last year. This positive mix shift resulted in deposit costs declining to 15 basis points for the quarter, down 3 basis points from first quarter and down 17 basis points from last year. As a result, total funding costs declined to 40 basis points, down 20 basis points from the same period one year ago.

Net interest income increased and net interest margin expanded

Taxable-equivalent net interest income was $821 million, a $10 million or 1 percent increase linked quarter. This was driven by growth in loans, an additional day count, as well as the continued decline in deposit costs. The resulting net interest margin expanded 3 basis points linked quarter to 3.16 percent, primarily attributable to lower deposit costs and a reduction in cash holdings at the Federal Reserve.

Non-interest revenue impacted by lower mortgage revenue

Non-interest revenue totaled $497 million, down 1 percent linked quarter. Mortgage income for the quarter totaled $69 million, a decline of 4 percent linked quarter. Mortgage production for the quarter was approximately $1.9 billion, a 6 percent increase from the prior quarter. The increase in market rates impacted the pipeline as well as the mortgage servicing rights (MSR) hedge, resulting in the net decrease in mortgage income. Service charges income was down 2 percent linked quarter, driven by lower non-sufficient fund (NSF) fees.

Expenses impacted by costs associated with capital plan actions

Non-interest expenses of $884 million increased 5 percent from the prior quarter, including $56 million in costs related to capital plan actions. Excluding these costs1, non-interest expense declined 2 percent compared to the prior quarter. During the quarter, legal and professional fees as well as credit costs declined and were partially offset by increases in salaries and benefits. Total headcount increased this quarter by 226 positions primarily related to the addition of income-producing associates in the Regions Investment Services division that is part of the Wealth Management line of business.

Asset quality improvement continues

Asset quality continued to improve in the second quarter. The provision for loan losses totaled $31 million, or $113 million less than net charge-offs. Total net charge-offs were $144 million, a decline of 20 percent linked quarter and net charge-offs as a percentage of total average loans was 0.77 percent. The company’s loan loss allowance to non-performing loans coverage ratio was 1.09x and the allowance for loan losses as a percentage of loans was 2.18 percent as of June 30, 2013.

Non-performing assets totaled $1.7 billion and were down $93 million, or 5 percent linked quarter. Non-performing loans, excluding loans held for sale, improved $80 million, or 5 percent linked quarter. Inflows of non-performing loans were $328 million and total delinquencies were down 7 percent. Commercial and investor real estate criticized loans declined 4 percent in the quarter and were down 28 percent year-over-year.

Strong capital and solid liquidity

As previously mentioned, during the second quarter the company executed a number of transactions that continue to enhance the cost and efficiency of the company’s debt and capital structure. Tier 1 and Tier 1 common1 capital ratios remained strong, ending the second quarter at an estimated 11.7 percent and 11.2 percent, respectively. The company’s liquidity position at both the bank and the holding company remains solid. As of June 30, 2013, the company’s loan-to-deposit ratio was 81 percent compared to 79 percent in the first quarter.

[1]	Non-GAAP, refer to pages 8 and 16-17 of the financial supplement to this earnings release.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $119 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law in July 2010, and a number of legislative, regulatory and tax proposals remain pending. Future and proposed rules may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

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Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates could also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

•	Possible adverse changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business.

•	Possible regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact Regions’ business model or products and services.

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Regions’ ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of Regions’ comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	Possible stresses in the financial and real estate markets, including possible deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Cyber-security risks, including “denial of service,” “hacking“and “identity theft,” that could adversely affect our business and financial performance, or our reputation.

•	Regions’ ability to keep pace with technological changes.

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Regions’ ability to effectively identify and manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, counterparty risk, international risk, regulatory risk, and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Regions’ ability to identify and address data security breaches.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2012 and the Forward-Looking Statements” section of Regions’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the Securities and Exchange Commission.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Regions believes that the presentation of pre-tax, pre-provision income (PPI) and the exclusion of certain items from PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Analysis and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, under Basel I, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, under Basel I, these measures are currently considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items do not represent the amount that effectively accrues directly to stockholders.

Management and the Board of Directors utilize non-GAAP measures as follows:

•	Preparation of Regions’ operating budgets

•	Monthly financial performance reporting

•	Monthly close-out reporting of consolidated results (management only)

•	Presentation to investors of company performance

See page 8 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income from continuing operations (non-GAAP) to adjusted pre-tax pre-provision income from continuing operations (non-GAAP). See pages 16-17 of the supplement to this earnings release for 1) a reconciliation and computation of adjusted income (loss) available to common shareholders (non-GAAP), and adjusted income (loss) from continuing operations available to common shareholders (non-GAAP), 2) computation of return on average assets from continuing operations (GAAP) and adjusted return on average assets from continuing operations (non-GAAP), 3) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 4) computation of return on average tangible common stockholders’ equity (non-GAAP) and adjusted return on average tangible common stockholders’ equity (non-GAAP), 5) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 6) computation of tangible common stockholders’ equity to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 7) a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP), 8) computation of Tier 1 common risk–based ratio (non-GAAP), 9) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 10) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 11) a computation of the adjusted efficiency ratio and fee income ratio (non-GAAP).